Exhibit 99.1

EVgo and Recargo Join Forces to Accelerate EV Market Growth

EVgo’s Acquisition of Recargo is a Win-Win for EV Drivers, Automakers, and Charging Networks

LOS ANGELES – July 14, 2021 - EVgo Inc. (Nasdaq: EVGO), the nation’s largest public fast charging network for electric vehicles (EVs) and first powered by 100% renewable electricity, today announced that it has acquired Recargo, a leading e-mobility software company and one of the industry’s most utilized sources of driver-contributed EV industry data, for $25 million in an all-cash transaction (including $3mm loan repayment). The transaction brings together two trusted EV leaders and first movers with deep technical expertise and broad customer bases, combining EVgo’s national public fast charging infrastructure and Recargo’s leadership in EV innovation on app development, market research, data licensing, reporting, and advertising.

“At EVgo, we have a relentless commitment to growing the EV driver base and enhancing the customer experience,” said Cathy Zoi, CEO of EVgo. “The Recargo team shares that same commitment, developing innovative software to improve the charging experience. Recargo’s PlugShare platform has become the go-to mobile app for EV drivers. EVgo and Recargo’s combined software expertise will make driving an EV and charging it even easier — and more delightful. Together, we will extend and accelerate the reach of our business while continuing to shape the future of EV charging.”

Founded in 2009, Recargo has established itself as the technology leader and EV first mover, including:

●	Building PlugShare, the world’s largest EV community, with an estimated 3 million unique driver app downloads worldwide[1]. PlugShare has become the go-to source for finding and choosing public EV charging, sharing experiences with other drivers, rating charging experiences via the proprietary PlugScore feature, planning EV trips, and paying for charging.
●	Developing Pay with PlugShare (PWPS), a mobile payment platform enabling seamless and reliable payment for multiple charging networks through a single app.
●	Deploying PlugShare API to integrate PlugShare’s rich network data into global automaker dashboards and custom mobile and web applications.
●	Integrating relevant advertisements into the PlugShare mobile application and website.
●	Launching PlugInsights, the world’s largest EV driver panel (approximately 72,000 drivers) for use with survey and qualitative research.

Over the past two years, EVgo has rolled out a suite of its own proprietary system innovations, including power sharing architecture for chargers, EVgo Access™ (to enable public charging in parking garages); EVgo Advantage™ (a B2B coupon tool for partners to reach drivers); and EVgo Reservations™.

“This acquisition brings a great technical team into the fold and EVgo and Recargo can accelerate our collective growth, capitalizing on a shared focus of software innovation, commitment to open standards and interoperability, and a history of strong partnerships with automakers and other charging providers,” said Ivo Steklac, CTO/COO of EVgo. “To enhance transparency, EVgo and Recargo intend to publish PlugScore calculations and methodologies, enhance algorithms and further integrate customer and network feedback to improve the utility of the score while preserving its neutrality. Additionally, we expect to swiftly move to accept Pay with PlugShare (PWPS) on the EVgo network, opening the platform to other charging providers, giving drivers a simple way to use multiple networks and pay for charging in-app using PlugShare’s platform.”

Recargo and EVgo – Elevating the E-Mobility Transition

Recargo’s PlugShare has been an essential part of the EV driver experience, capturing nearly 3 million driver reviews and expanding community adoption, with 7 unique PlugShare app installs for every 10 EVs in operation in the U.S., as of April 20212. By crowdsourcing powerful data and insights, PlugShare has created a comprehensive census of public charging through over 52,000 public charging locations and over 133,000 chargers covered in the U.S. alone. The Recargo team brings breadth and depth of technology leadership in app development, mapping, API integration, and analytics as well as strong commercial relationships with automakers, charging networks, and other market stakeholders.

Nick Wild, CEO of Recargo, will continue to serve as President and CEO of the wholly-owned subsidiary under EVgo.

“EVgo and Recargo have a long history of partnering to enhance the driver experience. The entire Recargo team is excited to have the opportunity to further accelerate our growth as part of the EVgo family,” said Nick Wild, President and CEO of Recargo. “PlugShare has been the first and most trusted choice for EV drivers looking for information on public charging, and we are thrilled that the EVgo team is committed to the continued independence of our PlugScore™ system, increasing transparency and supporting broad interoperability and neutrality.”

About EVgo

EVgo is the nation’s largest public fast charging network for electric vehicles, and the first to be powered by 100% renewable energy. With more than 800 fast charging locations, EVgo’s owned and operated charging network serves over 65 metropolitan areas across 34 states and more than 250,000 customers. Founded in 2010, EVgo leads the way on transportation electrification, partnering with automakers; fleet and rideshare operators; retail hosts such as hotels, shopping centers, gas stations and parking lot operators; and other stakeholders to deploy advanced charging technology to expand network availability and make it easier for drivers across the U.S. to enjoy the benefits of driving an EV. As a charging technology first mover, EVgo works closely with business and government leaders to accelerate the ubiquitous adoption of EVs by providing a reliable and convenient charging experience close to where drivers live, work and play, whether for a daily commute or a commercial fleet.

1 Source: Appfigures.com, July, 2021

2 Source: IHS Markit data and internal analysis

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